EXHIBIT 99.1

CDTi Reports First Quarter Fiscal Year 2014 Financial Results

Ventura, Calif., May 8, 2014 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) (“CDTi” or the “Company”), a leader in advanced emissions control solutions, announced today its financial results for the first quarter ended March 31, 2014. The highlights are as follows:

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Revenue of $12.5 million, down 6.4% year over year

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Gross margin improvement of 7.6 percentage points compared to prior year, resulting in a 24.2% increase in gross profit

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Net loss of $0.39 per share, versus $0.29 per share for prior year

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Net loss includes non-cash charges of $2.1 million or $0.21 per share for warrant revaluation and $0.2 million or $0.02 per share for shares issued in connection with a settlement agreement

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Cash and cash equivalents of $3.6 million as of March 31, 2014

First Quarter 2014 Financial Results

Total revenue for the first quarter of 2014 was $12.5 million, a decrease of $0.8 million, or 6.4%, from $13.3 million for the prior year quarter. Revenue, excluding intercompany sales, for CDTi’s Catalyst division for the quarter ended March 31, 2014 was $5.3 million, a decrease of $0.7 million, or 11.9%, compared to $6.0 million for the prior year quarter. Revenue for CDTi’s Heavy Duty Diesel (“HDD”) Systems division for the quarter ended March 31, 2014 decreased $0.1 million, or 1.7%, to $7.2 million from $7.3 million for the same prior year quarter.

Gross margin was 31.0%, compared to 23.4% in the prior year period. This margin improvement more than offset the decline in revenue resulting in a 24.2% increase in gross profit to $3.9 million from $3.1 million in the prior year quarter. Gross profit increased in both the Catalyst and HDD Systems divisions.

Total operating expenses for the first quarter of 2014 were $5.3 million, compared to $5.1 million in the prior year quarter. First quarter expenses included a charge of $0.4 million for severance and other expenses, including a non-cash charge of $0.2 million related to shares issued in connection with a previously announced settlement agreement with a former executive.

Other expense for the first quarter included a non-cash charge of $2.1 million, or $0.21 per diluted share, resulting from an increase in the estimated fair value of the liability associated with the warrants issued in the Company's July 2013 public offering. The increase in the estimated fair value of this warrant liability was primarily related to the increase in the Company's stock price in the first quarter of 2014.

The net loss for the first quarter of 2014, which includes the non-cash charges of $2.3 million, or $0.23 per diluted share, as discussed above, was $3.8 million, or $0.39 per diluted share. This compares to net loss of $2.1 million or $0.29 per diluted share for the first quarter of 2013.

At March 31, 2014 and December 31, 2013, CDTi had cash and cash equivalents of $3.6 million and $3.9 million, respectively. Not included in such amounts are the net proceeds from the April 2014 offering in which CDTi sold 2,030,000 shares of its common stock and warrants to purchase up to 812,000 shares of common stock at a combined price to investors of $3.40 per share and related warrant. The net

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

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proceeds from the sale of the shares and the related warrants, after deducting the placement agent fees and other offering expenses payable by CDTi, were approximately $6.1 million, which does not include any potential proceeds from the cash exercise of any warrants.

Nikhil Mehta, Office of the CEO and Chief Financial Officer, said, “Our ongoing cost reduction and margin expansion initiatives enabled us to increase gross profit by 24.2% and reduce our operating loss by 30% in the first quarter of 2014 despite modestly lower sales. Revenue was in line with our expectations and reflected lower sales in our catalyst business, continued weakness in our European mining and material handling businesses and softness in the North American retrofit market outside California. In addition, we minimized cash usage and ended the quarter with nearly as much as we began with.

“Our HDD Systems division did however experience strong growth in the California retrofit market, with sales increasing in excess of 58% compared to last year. As previously disclosed, the California Air Resources Board (“CARB”) extended the deadline for compliance under the Truck and Bus Rule from January 1, 2014 to July 1, 2014, which is expected to result in greater retrofit activity in the second quarter of 2014. Additionally, with our expanded verification for Purifilter® EGR issued by CARB in April, our competitive position is significantly enhanced in a now larger addressable market.

“The recent fund raise of approximately $6.1 million enables investment in our advanced low-platinum group metal ("PGM") and zero-PGM ("ZPGM") technologies, expansion of our catalyst technology for additional Honda vehicle platforms and increased investment in commercial resources. We remain focused on our priorities and look forward to capitalizing on the opportunities ahead," concluded Mr. Mehta.

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 35783342. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other related technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. CDTi is headquartered in Ventura, California and currently has operations in the U.S., the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Forward-Looking Statements Safe Harbor

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of words such as “believe(s)”, “expect(s)”, “anticipate(s)”, “plan(s)”, “may”, “will”, “would”, “intend(s)”, “estimate(s)” or similar expressions, as well as other words or expressions referencing future events, conditions or circumstances, whether in the negative or affirmative. Examples of forward-looking statements contained in this press release include, among others, those regarding ongoing cost reduction and margin expansion initiatives, uses of net proceeds from the recent fund raise, priorities, opportunities, competitive positions and addressable markets. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, among others, changes in or lack of enforcement of emissions programs, standards or rules; limits on investments in or expansions of CDTi’s technology; changing priorities and anticipated uses of proceeds from the recent fund raise; inability to obtain or maintain product verifications; inability to compete successfully or enter new markets; changing market conditions; and the risks and uncertainties discussed or referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended March 31,
	2014	2013
Revenues	$12.5	$13.3
Gross profit	3.9	3.1
Gross margin	31.0%	23.4%

Operating expenses:
Selling, general and administrative	3.6	3.8
Research and development	1.3	1.3
Severance and other charges	0.4	̶
Total operating expenses	$5.3	$5.1

Loss from operations	$(1.4)	$(2.0)
Other expense	(2.2)	̶
Loss from continuing operations before income tax	(3.6)	(2.0)
Income tax expense from continuing operations	0.2	0.1
Net loss from continuing operations	(3.8)	(2.1)
Discontinued operations	̶	̶
Net loss	$(3.8)	$(2.1)

Basic and diluted EPS	$(0.39)	$(0.29)
Weighted shares outstanding (in thousands)	9,758	7,261

Clean Diesel Technologies, Inc.

Segment Information

($ millions)

	3 Months Ended March 31,
	2014	2013
Revenue
Heavy Duty Diesel Systems	$7.2	$7.3
Catalyst	5.8	6.5
Eliminations	(0.5)	(0.5)
Total	$12.5	$13.3

Income (loss) from operations
Heavy Duty Diesel Systems	$0.3	$(0.3)
Catalyst	0.2	0.1
Corporate	(1.9)	(1.8)
Total	$(1.4)	$(2.0)

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of
	March 31, 2014	December 31, 2013
Total current assets	$17.1	$16.8
Total assets	$28.6	$28.4
Total current liabilities	$15.6	$14.7
Total long-term liabilities	$8.2	$8.3
Stockholders’ equity	$4.8	$5.4

Short-term debt	$2.7	$2.3
Long-term debt	$7.6	$7.5

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Contact Information:

Kevin M. McGrath

Cameron Associates, Inc.

Tel:  +1 (212) 245-4577

CDTi * 4567 Telephone Road, Suite 100 * Ventura CA 93003 * 805-639-9458

www.cdti.com